Exhibit 10.2

ON SEMICONDUCTOR CORPORATION

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

August 4, 2006

William George

3617 E. Camino Sin Nombre

Paradise Valley, AZ 85253

Dear Bill:

As you know, discussions have taken place between you and ON Semiconductor Corporation and Semiconductor Components Industries, L.L.C. (collectively, the “Company”) regarding your intention to remain with the Company through August 2008. As a result of these discussions, the Board of Directors of the Company (“Board”) is expected to approve a two-year extension of your employment agreement dated October 27, 1999 (the “Employment Agreement”), as previously amended on October 1, 2001 (“Amendment 1”), August 5, 2003 (“Amendment 2”) and February 17, 2005 (“Amendment 3”) (the Employment Agreement as previously amended through the date hereof is referred to herein as the “Amended Employment Agreement”). Accordingly, we have prepared this letter agreement of today’s date (“Amendment 4”) in order to memorialize our mutual understanding of your current anticipated retirement date and to implement certain additional amendments to the Amended Employment Agreement to which the parties hereto have mutually agreed. Such amendments are effective as of the date hereof, subject to the Board’s approval. All defined terms used in this Amendment 4 that are not otherwise defined herein shall have the meanings ascribed to such terms in the Amended Employment Agreement.

I.	Amendments to the Amended Employment Agreement.

(a) Section 3 of the Employment Agreement, Subsection I(a) of Amendment 1, Subsection I(a) of Amendment 2 and Subsection I(a) of Amendment 3 are each hereby amended by extending the Scheduled Termination Date to be August 4, 2008.

(b) Subsection 3(f) of the Employment Agreement is hereby amended and replaced in its entirety by the following:

For Good Reason. The Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) a reduction by the Company of the Executive’s Base Salary or Annual Bonus as in effect immediately prior to such reduction, or (iii) the Executive’s election to terminate his employment within one year after a Change in Control (as defined below); provided that the Executive shall not have the right to terminate his employment for Good Reason as defined in clause (i) above unless the Executive notifies the Company within thirty

(30) days after the event or events which the Executive believes constitute Good Reason hereunder, describes in such notice in reasonable detail such event or events and provides the Company a reasonable time to cure such breach (not to exceed thirty (30) days) and the Company fails to cure such breach within such time, and provided, further, that the Company’s assignment to the Executive of a position, title, duties or responsibilities different from those held and/or exercised by, and/or assigned to, the Executive as of the date hereof or as may be in effect from time to time after the date hereof without reduction in the Executive’s Base Salary or Annual Bonus shall not constitute Good Reason.

(c) Section 5(a) of the Employment Agreement is hereby amended and replaced in its entirety by the following:

Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein), in addition to the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid), the Executive shall be entitled to a lump-sum payment, payable as soon as practicable following the six-month anniversary of the Date of Termination, equal to the excess of (i) two times the sum of (A) the highest rate of the Executive’s annualized Base Salary in effect at any time up to and including the Date of Termination and (B) the Executive’s Annual Bonus determined based on the performance of the Company and/or the Executive in the year immediately preceding the Date of Termination (provided that if such Annual Bonus was paid in more than one installment during the year (“Installments”) the amount included in the lump-sum payment pursuant to this clause shall be the aggregate amount of such Installments) over (ii) any portion of the Executive’s Annual Bonus paid as one or more Installments during the year in which the Date of Termination occurs and prior to the Date of Termination; provided that the payments and benefits provided herein are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 8 and 9 hereof. Except as provided in this Section 5(a) and Sections 2(d), 6 and 9(c), to the extent applicable, the Company shall have no additional obligations under this Agreement.

(d) Except as specifically provided herein, all other terms and conditions provided in the Employment Agreement shall remain in full force and effect.

Please acknowledge your agreement to the foregoing by signing in the appropriate space below. This letter agreement shall not be effective unless executed by each of the parties hereto. A facsimile of a signature shall be deemed to be and have the same force and effect as an original.

Sincerely,

/s/ KEITH D. JACKSON
Keith D. Jackson
President and Chief Executive Officer

Agreed, Acknowledged and Executed on September 1, 2006:

/s/ WILLIAM L. GEORGE
William L. George

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